Exhibit 99.1

Papa John’s Appoints Proven, Transformational Leader Rob Lynch as President and CEO

Company Reaffirms Most Recent Guidance for Adjusted Diluted Earnings per Share of $1.00 to $1.20, North America Comparable Sales of -1.0% to -4.0% and International Comp Sales of 0.0% to 3.0%

LOUISVILLE, Ky.--(BUSINESS WIRE)--Aug. 27, 2019-- Papa John's International, Inc. (NASDAQ: PZZA) today announced the appointment of Rob Lynch as President and Chief Executive Officer, effective immediately. Previously, Mr. Lynch was President of Arby’s, the second-largest sandwich restaurant brand in the world with more than 3,400 restaurants across eight countries, where he led the brand’s dramatic turn-around to strong growth and profitability.

Jeff Smith, Chairman of the Papa John’s Board of Directors, said, “I am thrilled to welcome Rob to Papa John’s at this pivotal moment in the company’s history. His proven record transforming organizations and realizing the growth potential of differentiated brands is ideally suited for Papa John’s as the company sets forth on its next chapter. I would also like to thank Steve Ritchie for his steady leadership as CEO over the past year and a half. Papa John’s is stronger today because of Steve’s good work stabilizing the company, and our business continues to perform on plan. We are all grateful for his dedication and contribution to the company for more than 20 years and wish him success in the future.”

As recently disclosed, Papa John’s reported continued progress against its strategic plan in the second quarter of 2019, including a significant investment in marketing and the franchise system, improved profitability and a third quarter of sequential improvement in comparable sales. The company also announced that operating results were in-line with its fiscal 2019 plan. On the basis of continued solid results as of the current date, the company has reaffirmed its most recent outlook for adjusted diluted earnings per share and North America and international comparable sales.1

As Papa John’s new President and CEO, Mr. Lynch’s priority is to focus the company and its franchisees on the brand’s tremendous future potential, building on Papa John’s history of great food, outstanding customer service and passionate team members. His record reigniting purpose-driven organizations, leading high-performing, collaborative teams and growing successful consumer brands was demonstrated most recently during his tenure at Arby’s. Mr. Lynch and his team transformed Arby’s into the “Fast-Crafted” QSR brand of choice, delivering 16 consecutive quarters of same store sales growth and achieving record sales and profits for the brand last year.

“I am humbled and excited by the opportunity to work with this outstanding team to help make Papa John’s the best pizza company in the world,” Mr. Lynch commented. “Papa John’s has the most loved pizza in the industry, incredibly dedicated team members and franchisees that have proven their resilience and commitment, and a long history of innovation that puts the company at the front of where the foodservice industry is going. I look forward to building on these strengths, working with Papa John’s team members, franchisees and business partners. I absolutely believe that Papa John’s best days are ahead.”

1 The company confirms its forward-looking guidance for adjusted diluted earnings per share and North America and international comparable sales set forth under “2019 Outlook” in the company’s August 6, 2019, press release announcing second quarter 2019 results. The company intends to include any additional compensation expense in 2019 as a result of CEO succession in Special items for purposes of its adjusted earnings per share and other non-GAAP results. Please see the August 6, 2019, press release for more details including details about the company’s use of non-GAAP financial measures.

Since 2017 Rob Lynch was President of Arby’s and led the company’s operations, marketing, culinary, and development, as well as its digital transformation. Mr. Lynch joined Arby’s as Chief Marketing Officer in 2013, during which time he created the “We Have the Meats” campaign. As President of the Arby’s Franchisee Association since 2013, he rebuilt strong franchisor/franchisee relations, driving the first new restaurant growth in ten years.

Mr. Lynch has also held leadership positions at Taco Bell, HJ Heinz Company, and Procter & Gamble and has 20 years combined experience in QSR and consumer packaged goods. Among other recognition, Mr. Lynch was named the 2017 Outstanding Marketer of the Year by PRWeek, the 2017 Content Marketer of the Year by Digiday, and a 2015 Marketer of the Year by AdAge. He is a graduate of the University of Rochester, where he obtained his B.A. and M.B.A.

About Papa John's

Headquartered in Louisville, Kentucky, Papa John's International, Inc. (NASDAQ: PZZA) is the world's third-largest pizza delivery company. In 2019, consumers rated Papa John’s No. 1 in product and service quality among national pizza chains in the American Customer Satisfaction Index (ACSI). For 18 of the past 20 years, consumers have rated Papa John's No. 1 in customer satisfaction among national pizza chains in the ACSI. For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, contingent liabilities, resolution of litigation, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, royalty relief, the strategic investment by Starboard and use of the proceeds, the ability of the company to mitigate negative consumer sentiment through advertising, marketing and promotional activity, the effectiveness of our strategic turnaround efforts and other business initiatives, corporate governance, future costs related to the company’s response to negative consumer sentiment and business challenges, management reorganizations, compliance with debt covenants, stockholder and other stakeholder engagement, strategic decisions and actions, share repurchases, dividends, effective tax rates, regulatory changes and impacts, the impact of the Tax Cuts and Jobs Act and the adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended December 30, 2018, as updated by “Part II. Item 1A. – Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2019. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

Media:

Madeline Chadwick, 502-261-4189

VP, Communications

Madeline_Chadwick@papajohns.com

Jeffrey Mathews / Dan Gagnier, 646-569-5711
Gagnier Communications
PapaJohns@gagnierfc.com

Investors:

Joe Smith, 502-261-7272
Senior Vice President, Chief Financial Officer